EXHIBIT 10.9

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into as of this the 16 day of July, 2014, but shall be effective upon the closing of the transactions contemplated under the Merger Agreement (as defined below) (the “Effective Date”), by and between First Citizens Bancshares, Inc. (“First Citizens”) and Virginia Kibble (“Employee”).

WITNESSETH:

WHEREAS, the Employee has been an Executive Vice President of Southern Heritage Bank (“Employer”), which on the Effective Date will become a wholly-owned subsidiary of First Citizens through a transaction described in the definitive Agreement and Plan of Merger between First Citizens and Southern Heritage Bancshares, Inc., dated March 20, 2014 (the “Merger Agreement”); and

WHEREAS, the parties have entered into this Agreement pursuant to the terms of the Merger Agreement in order for First Citizens to cause Employer to provide for the employment of Employee as an officer of Employer, a wholly-owned subsidiary of First Citizens in Cleveland, Tennessee, and the parties contemplate that Employee will become a Regional Vice President of First Citizens National Bank upon the merger of Employer into First Citizens National Bank, which merger is contemplated by First Citizens and the parties;

WHEREAS, this Agreement restates and supersedes in its entirety the Employment Agreement entered into by Employer and Employee, dated as of March 19, 2014;

NOW THEREFORE, in consideration of the premises and mutual performance of the conditions hereinafter set forth, the sufficiency of which is hereby acknowledged, it is agreed as follows:

1.   Purpose. The Employee hereby agrees to continue employment with Employer and shall, subject to other applicable provisions herein, continue full time employment for the period described in Section 4, commencing on the Effective Date of this Agreement. Employee shall be a senior vice-president of Employer, subject to the duties and responsibilities described in the charter and by-laws of Employer, or its successors, and such duties that are lawfully imposed on Employee by the board of directors of Employer, or its successors, and First Citizens. Employee shall devote substantially all of her business time and attention to performing such duties, provided that Employee may from time to time engage in civic and social activities that are not inconsistent with her duties and that do not prevent him from timely and adequately performing her duties under this Agreement.

2.      Compensation.

a.   The Employee shall be entitled to an initial base annual salary of $132,000 (“Base Salary”) which shall be paid through the Employer’s normal payroll. The Base Salary is subject to normal review and adjustment in a manner consistent with Employer’s practices and procedures.

b.   In addition to base salary, Employee shall be eligible for annual performance-based cash incentive that is established by First Citizens each year. The incentive range will be $0 to $32,000, contingent on annual performance, and is initially based on the performance metrics identified below (each component will count for 1/5th of the total amount of cash payment earned):

1.   Employee embracing First Citizen’s culture, policies and procedures.

2.   The earnings per share of Employer that are additive to the earnings per share of First Citizens (earnings defined as net income, less debt and other acquisition related expenses), adjusted for new shares issued.

3.   Regulatory Exam-100% for 1 rating, 80% for 2 rating and 50% for 3.

4.   Employer asset annual average growth exceeding 6%. If not achieved, this metric will be valued at 80% if growth exceeds 5%.

5.   Execution of (i) detailed community action plan and (ii) succession plan.

Performance under each metric, and the total cash payment earned, is determined in the discretion of First Citizens.

3.      Other Benefits.

a.   Employee shall be eligible to participate in all employee benefit plans, fringe benefits and arrangements that are adopted by Employer and/or First Citizens from time to time for employees who are similarly situated to Employee. The Employer or its affiliates will take appropriate action to provide Employee credit for service with Employer under the service requirements in such plans.

b.   Employee shall be provided a private office, stenographic help and such other facilities and services as are reasonable and suitable to her position and reasonably appropriate for the performance of her duties.

c.   Employee may incur reasonable expenses for promoting the Employer’s business, including expenses for entertainment, travel and similar items. The Employer will reimburse the Employee for all reasonable expenses under First Citizens’ expense reimbursement policies.

4.      Termination.

a.   Term of Agreement. The term of this Agreement shall continue for a period of three (3) years following the Effective Date. The parties may agree to extend this Agreement for additional one-year terms thereafter.

b.  Termination For Cause.  First Citizens may cause Employer to, or Employer may, terminate Employee’s employment immediately and without prior notice upon an event of Cause, as defined herein. An event of “Cause” for purposes of this Agreement means Employee engages in any of the following conduct while an Employee of Employer: (1) gross negligence or gross neglect of duties to the Employer; (2) conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Employee’s employment with the Employer; (3) fraud, disloyalty, dishonesty or willful violation of any law or significant policy of the Employer, or violation of an applicable bank regulation, committed in connection with the Employee’s employment and resulting in a material adverse effect on the Employer; or (4) violating the restrictive covenants described in Section 5 or Section 6.

c.   Termination Other Than For Cause.  First Citizens may cause Employer to, or Employer may, terminate Employee’s employment at any time without Cause by providing notice to Employee 30 days prior to the date of such termination. Employee may resign her employment at any time by providing notice to Employer and to First Citizens at least 30 days prior to the date of such termination.

d.   Payments on Termination - General. Upon any termination of employment hereunder, Employee shall be paid the amount of any earned but unpaid compensation due through the date of termination. Employee shall have such additional rights that are specified under the Employer’s severance policy, other fringe benefits, retirement plans and other plans and programs that may be in effect at that time.

e.   Severance Payments on Termination. In addition to amounts described in Section 4(d), Employee will be entitled to receive, as severance compensation an amount equal to her base salary each payroll period in effect at the time of her separation from service for a period of twenty-four (24) months, upon any of the conditions described below; provided, however, that such severance payments will immediately terminate in the event that Employee violates any of the restrictive covenants described in Sections 5 and 6 (except as provided in Section 5(j) hereof):

1.     Employer terminates the employment of Employee without Cause.

2.     Employee elects to resign her employment upon a De Facto Termination. For purposes of this Agreement, a “De Facto Termination” means a material reduction in the scope of the Employee's assigned duties and responsibilities from those in effect with her Employer on the Effective Date, the assignment of duties, authority, title, or responsibilities that are inconsistent with the Employee’s position, the demand by the Employer that the Employee move more than 25 miles from her current office location, Employee being exposed to moral degradation by the Employer, or any material breach of this Agreement by the Employer.

3.     Employee’s employment terminates after completion of the initial term of this Agreement described in Section 4(a).

4.     Upon the death of Employee after the commencement of severance benefits described in this Section, the sum of the unpaid installments will be paid to the estate of Employee or, upon adequate notice to the Employer, to the beneficiary she has designated in writing to receive such benefit.

f.    Death. The Employee’s employment under this Agreement will terminate immediately upon the death of the Employee. In addition to the payments described in Section 4(d), the Employer shall pay to the estate of the Employee the compensation which would otherwise be payable to the Employee up to the end of the month in which her death occurs. Employee’s beneficiary will be entitled to the benefits that are described in any life insurance plan of the Employer that is in effect.

g.   Disability. The Employee’s employment under this Agreement will terminate immediately in the event that the Employee becomes disabled. In addition to the payments described in Section 4(d), Employee will be entitled to compensation and benefits under the Employer’s salary continuation and long-term disability insurance policies that are in effect for the officers of First Citizens. Under such policies in effect on the date hereof, Employee would be entitled to salary continuation for a period of 13 weeks upon becoming disabled and would thereafter be entitled to benefits under the Employer’s long-term disability insurance policy, provided that Employee has substantiated eligibility for benefits under the terms of such policy. For purposes of this Agreement, “disability” or “disabled” mean that the Employee is eligible to receive payment of disability benefits under the Employer’s long-term disability insurance policy.

5.   Covenant Not to Compete; Non-Solicitation. The covenants in this Section 5 shall be effective during the term of this Agreement and for a period of two (2) years following termination of this Agreement. References to the Employer in this Section 5 shall be deemed references to the Employer, First Citizens and the affiliated entities that are controlled by First Citizens.

a.   Employee acknowledges that during the term of her employment with Employer, she will have access to confidential business plans, marketing strategies, advertising strategies, customer information, sales information, and other confidential information that is central to the business success of Employer. As such, Employee agrees that it is fair and reasonable that she not compete with Employer’s business for a period of time following her departure from employment. Employee’s agreement to refrain from competing with Employer is a material inducement for Employer to enter into this Agreement.

b.   Employee shall not, directly or indirectly, engage in competition with the Employer. The prohibition on engaging in competition extends to the geographic area within a seventy-five (75) mile radius of any office of Employer’s business locations in Bradley County, Cleveland, Tennessee. For purposes of this Agreement, the term “engage in competition with the Employer” means serving as a director, officer, partner, employee, loan officer, consultant, agent, independent contractor, advisor, member, or stockholder of or to any person, company, or other entity whatsoever (except for ownership of less than five percent (5%) of the stock of a publicly-traded entity) that (a) competes directly with Employer, or (b) provides banking, financial services or products to the public similar to those products or services provided by Employer.

c.   Employee shall not participate in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Employer as of the date of termination of the Employee’s employment.

d.   Employee shall not assist, advise, or serve in any capacity, representative or otherwise, on behalf of any third party in any action against the Employer or transaction involving the Employer.

e.   Employee shall not sell, offer to sell, provide banking or other financial services, assist any other person in selling or providing banking or other financial services, or solicit or otherwise compete for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Employer (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Employee or the Employer, to the knowledge of the Employee provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Executive’s employment

f.    In the event of Employee’s actual or threatened breach of the provisions of this Section, Employer shall be entitled to an injunction restraining Employee from taking such action or threatened action, and Employee hereby consents to such an injunction without the requirement that the employer post a bond for such injunction. The provision for injunctive relief, however, is cumulative and is not in lieu of or exclusive of any other remedy provided by law or equity, and may be obtained by Employer without prejudice to or limitation of any other remedy to which Employer may be entitled.

g.   If any court shall determine that any provision of this covenant not to compete is too broad or is unenforceable, then, such court shall substitute a new term for the unenforceable term and shall enforce this covenant for the maximum period of time and within the maximum geographic scope as the court may deem reasonable and enforceable.

h.   The provisions of this section shall be construed as an agreement independent of the other provisions of this Agreement and existence of any claim or cause of action by Employee against Employer shall not constitute a defense to the enforcement by Employer of the provisions of this section.

i.    Employee waives the right to a trial by jury in any action to enforce the restrictive covenants in Sections 5 and 6 of this Agreement.

j.    Notwithstanding the foregoing, the provisions of this Article 5 shall be void and of no effect in the event that (i) Employer terminates the employment of Employee without Cause, as defined in Section 4(b) of this Agreement, (ii) the Employee’s employment terminates following a Change in Control, or (iv) upon a De Facto Termination. For purposes of this Agreement, a “Change in Control” means a change in the ownership or effective control of First Citizens, the Employer, or in the ownership of a substantial portion of the assets of the Employer, as such change is defined in section 409A of the Internal Revenue Code and regulations thereunder. Provided, however, that the merger or reorganization of any affiliate of the Employer into another affiliate shall not be deemed a Change in Control.

6.      Protection of Confidential or Proprietary Information.

Employee shall not, during the term of this Agreement or at any time thereafter, disclose confidential or proprietary information of the Employer, as defined herein. For purposes of this Agreement, “disclose confidential or proprietary information of the Employer” means disclosing to any third party any item of nonpublic confidential or proprietary information or any trade secret or business information of the Employer including, but not limited to, customer lists or customer source information, confidential profit information, finances, earnings, volume of business, outlets, methods, systems, practices, plans, potential new locations, quality review or control, information held by Employer as confidential pursuant the terms of any law, regulation, or agreement with any party, and other items of trade secrets, trade knowledge, and trade know-how. “Disclose confidential or proprietary information of the Employer” shall also mean generally the disclosure of any information gained by Employee in her employment with Employer, if such information is not generally available to the public. "Confidential or proprietary information" does not include any information that: (i) is or becomes publicly available through no fault of the Employee; (ii) is rightfully known by the Employee without restriction at the time of its receipt from the Employer; (iii) is received from a third party who did not acquire or disclose such information by a wrongful or tortious act; or (iv) is or has been independently developed by the Employee without reference to her employment with Employer. In the event of Employee’s actual or threatened breach of the provisions of this Section, Employer shall be entitled to an injunction restraining Employee from taking such action or threatened action, and Employee hereby consents to such an injunction without the requirement that the employer post a bond for such injunction. The provision for injunctive relief, however, is cumulative and is not in lieu of or exclusive of any other remedy provided by law or equity, and may be obtained by Employer without prejudice to or limitation of any other remedy to which Employer may be entitled. References to the Employer in this Section 6 shall be deemed references to the Employer, First Citizens and the affiliated entities that are controlled by First Citizens.

7.      Enforcement/Arbitration.

a.   Except for an action by First Citizens to enforce the non-compete or confidentiality provisions of this Agreement, any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. If the dispute has not been resolved by such arbitration as provided herein with ninety (90) days of the initiation of such procedure, this Agreement does not preclude either party from initiating litigation (upon 5 days' notice to the other party); provided however, if one party has requested the other party to participate in the arbitration and the other party has failed to participate, the requesting party may initiate litigation before expiration of the above period.

b.   Arbitration under this Agreement shall occur in Tennessee in the specific location of sole choice of the party initiating the arbitration. The parties agree to such location and waive any challenge to the choice of location for the arbitration.

c.   Judgment on any award rendered by the arbitrator(s) may be entered in the state courts within Tennessee.

8.   Entire Agreement. This Agreement constitutes the entire understanding between the parties and contains all of the covenants made between them with respect to the subject matter hereof, and it supersedes any and all other agreements between the parties, either oral or in writing.

9.   Successors and Assigns. This Agreement is personal to Employee and without the prior written consent of the Employer and First Citizens shall not be assignable by Employee other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives and heirs. This Agreement shall inure to the benefit of and be binding upon First Citizens and its respective successors and assigns that agree to assume such obligations. Employee hereby consents to the assignment of this Agreement to any of First Citizens’ affiliated entities. In the event that the Employer is merged into First Citizens National Bank, all references to the Employer will be treated as a reference to First Citizens National Bank.

10.  Amendments. This Agreement may be revoked, amended, changed, or modified only by a written amendment executed by First Citizens and the Employee. No waiver of any provision of this Agreement shall be valid unless in writing signed by both parties.

11.  Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Tennessee.

12.  Restrictions on Payment of Deferred Compensation.

a.   Delay of Deferred Compensation Payments. It is intended that each installment of the payments and benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that payments of the amounts set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 409A of the Code, together, with any state law of similar effect, “Section 409A”) provided under Treas. Reg. §§ 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, to the extent it is determined that the severance payments and benefits provided under this Agreement constitute “deferred compensation” under Section 409A and Employee is a “specified employee” as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of such payments shall be delayed as follows:  on the earlier of six months and one day after Employee’s separation from service (as defined in Section 7(h) herein) or the date of Employee’s death, the Company shall (A) pay to Employee a lump sum amount equal to the sum of the payments that Employee would otherwise have received through the delayed payment date, and (B) commence any remaining payments in accordance with the terms of this Agreement.

b.   Additional Requirements. Notwithstanding anything herein to the contrary in this Agreement, to the extent that any deferred compensation benefit under this Agreement is payable upon an event involving the Employee’s cessation of services, such payment(s) shall not be made unless such event constitutes a “Separation from Service” pursuant to the default definition in Treas. Reg. § 1.409A-1(h). To the extent of any compliance issues under Section 409A of the Code, the Agreement shall be construed in such a manner so as to comply with the requirements of such provision so as to avoid any adverse tax consequences to the Employee.

[Execution Page Follows]

EXECUTION PAGE

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals on the day and date first above mentioned.

By:      /s/ Virginia Kibble

            Virginia Kibble

FIRST CITIZENS BANCSHARES, INC.

By:      /s/ Jeffrey D. Agee

Its:       Chief Executive Officer and President